434 Fayetteville Street, Suite 600, Raleigh, NC  27601

February 27, 2004

Dear Shareholders:

Summus has seen some changes over the past week, and as the new CEO, I wanted to inform shareholders about our future direction, as well as answer some specific questions I have received.

First, I want to take the opportunity, on behalf of the independent members of Summus’ Board of Directors, to thank Dr. Bjorn Jawerth for his hard work and dedication in the development of Summus’ BlueFueläplatform and related products.  Our Board of Directors is currently comprised of Dr. Jawerth, Dr. Neil Guenther, Jere A. Ayers, J. Winder Hughes, and Stephen Finn, who was recently added to our Board of Directors.  Mr. Finn brings a strong technical background to our Board, and we all look forward to his contributions.

Secondly, Summus has a very talented staff working on our technology base.  I believe that the skill and experience of our developers, in conjunction with our business development, will allow us to build upon our platform and increase our competitiveness in the mobile marketplace.  To put shareholder concerns at rest, I can assure you that Summus owns all of its technology, and all employees are required to execute assignments of all inventions and patent rights to the Company.  The person or persons that are the inventors are listed in the patent applications, but under corporate law the Company owns the patents.  In addition, our Board of Directors has terminated the license that was held by Dr. Jawerth on Summus’ technology.

Thirdly, we have reached the stage in our development where we must transition Summus from a product development company to one that is commercializing its BlueFuel platform and products.  Our emphasis will be on the revenue-producing aspects of our business.  My intent is to achieve profitability as quickly as possible by reducing our operating expenses and attacking our revenue opportunities.

As part of this new approach, Summus has implemented measures to reduce its monthly operating expenditures from $500,000 to $350,000 per month.  These measures will be in place by March 1, 2004.  This streamlining will not affect our plan to introduce revenue-producing products into the market and carry out the business plan of the Company.  In addition, we have hired an independent third-party to competitively assess our platform.  This assessment will help us further refine our business plan and our goals for increasing our revenue going forward.

Summus will release several new products shortly that have the potential for meaningful near-term revenue.   Several of these products should appeal to an increasingly large number of wireless consumers.  As these applications are released, more information about them will be communicated to our shareholders.  In addition, we just announced the availability of our news application with Agence France-Presse (AFP), which is the third largest news organization in the world.  AFP is a major presence in Europe, and we are excited about the potential of this application and the level of excitement AFP is generating in marketing the product to European carriers.

We are also positioning Summus for longer term revenue potential as well.  For example, we recently announced our expanded relationship with Fuji Photo Film U.S.A., Inc. and demonstrated several applications in conjunction with Fujifilm at the PMA show in mid-February.  We expect that photo/multimedia applications, which will allow consumers to capture, store, share and print photos, will continue to develop and that our relationship with Fujifilm will allow us to be a driver in this market.  We anticipate this relationship to be a good source of revenue in 2004 and an even stronger source of revenue in 2005 and beyond.

With the emphasis on increasing near-term revenue, along with a reduction of our monthly operating expenses, we have substantially reduced our needs for additional capital in the future.

We will share additional news regarding the Company as it becomes available for public release.  There is a great deal of excitement within the Company, and I, along with all of Summus’ employees, thank you for your continued support.

 Sincerely,

 /s/ Gary E. Ban

Gary E. Ban
Chief Executive Officer

Forward-looking Statement Disclaimer

This shareholder letter may contain forward-looking statements that involve risks and uncertainties concerning Summus’ business, products, and financial results. Actual results may differ materially from the results predicted.  More information about potential risk factors that could affect our business, products, and financial results is included in Summus’ annual report on Form 10-K for the year ended December 31, 2002, and in reports subsequently filed by Summus with the Securities and Exchange Commission(“SEC”).  All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Summus’ web site at www.summus.com.  Summus hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.